Exhibit 5.2

LEGAL

21 December 2017

To: Dynagas LNG Partners LP
       23, Rue Basse
       98000, Monaco

Re: Fareastern Shipping Limited
We, Gauci-Maistre Xynou (hereinafter called GMX) have acted as Maltese counsel of Dynagas LNG Partners LP (the "Partnership") in respect of the legal personality and capacity of the Partnership's subsidiary i.e. Fareastern Shipping Limited, a company incorporated under the laws of Malta (hereinafter referred to as the "Company") in connection with the filing of the Form F-3 Registration Statement with the U.S. Securities and Exchange Commission on December 21, 2017 (such registration statement is hereinafter referred to as the "Registration Statement"). The Registration Statement relates to the registration under the U.S. Securities Act of 1933, as amended,  and the offer and sale by the Partnership, in one or more offerings, of certain of the Partnership's securities, which may include common units representing limited partner interests, other classes of units representing limited partner interests, warrants, debt securities of the Partnership and guarantees of such debt securities by certain of the Partnership's subsidiaries, including the Company (each, a "Subsidiary Guarantee"), and covering the offer and sale of the Partnership's common units by the selling unitholder named therein.
This opinion is being rendered subject to the qualifications and limitations contained in the Letter of Engagement entered into with the Partnership on 18 December 2017 and the assumptions mentioned hereunder.
Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the documents examined as below specified.
For the purposes of giving this legal opinion we have examined the following:

1.	A draft copy of the Registration Statement;
2.	In respect of the Company:
a.
A copy of the Certificate of Registration of the Company issued pursuant to regulation 18 of Merchant Shipping Act, Chapter 234 of the laws of Malta, Merchant Shipping (Shipping Organisations—Private Companies) Regulations, 2004;

b.	A copy of the Memorandum and Articles of Association of the Company, registered on 24 February 2011;
c.	The Good Standing Certificate of the Company issued by the Registrar of Companies dated 21 December 2017 and
d.	A scanned signed copy of the resolution of the Sole Director of the Company dated 19 December 2017.

14718. ST. LUCIA STREEt VALLETTA VLT 1185. MALTA
INFO@GMXLAW.COM TEL: (+356) 21247785	GMCLAW.COM

LEGAL

3.	Definitions
In this opinion:
"Regulations" means the Merchant Shipping (Shipping Organisations - Private Companies) Regulations (Chapter 234 of the Laws of Malta, Subsidiary Legislation 234.42); and
"Company" means Fareastern Shipping Limited, a company incorporated under the Laws of Malta on 24 February 2011 with company registration number C 52103 and having its registered office at 147/1 St. Lucia Street, Valletta, VLT 1185, Malta.
4.	Searches of public records
We have carried out a search in respect of the Company at the Registry of Companies (Malta Financial Services Authority) which we considered appropriate in support of the opinions expressed herein.
5.	Assumptions
In rendering this opinion, we have assumed without further enquiry:
a.	The authenticity of all documents received and attached hereto;
b.
That no proceedings for the dissolution of the Company, insolvency proceedings, arrangements, compositions, recovery proceedings or any other analogous proceedings have been commenced by or against the Company in Malta or elsewhere, as at the date of this opinion;

c.	That the facts as we understand them and as described in this opinion are true and correct as at the date of this opinion; and
d.
That subject to Maltese legislation the resolutions referred to in sub-clause 2. d above, were duly convened and held, that those present at any such meetings acted bona fide throughout, that were duly passed and that no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof, and that as at the date of this opinion the resolutions have not been repealed or amended;

6.	Opinion
Based on, subject to and in reliance upon the assumptions set forth above and subject to the qualifications in this letter set forth and contained, and subject to any factual matters not disclosed to us in the course of our examination, and following such investigation as we have deemed necessary, and after having examined such corporate and other documents and records as we have considered relevant or appropriate for the purpose of giving the opinions set out below, and having regard to the applicable law in force in Malta, it is our considered opinion that:
a.
As appears from the attached copy of the Certificate of Registration, the Company is duly registered with the Registrar of Companies as a single member, private company in accordance with the Laws of Malta with the name Fareastern Shipping Limited and company registration number C52103 and is regulated by the Merchant Shipping (Shipping Organisations—Private Companies) Regulations, 2004.

14718. ST. LUCIA STREEt VALLETTA VLT 1185. MALTA
INFO@GMXLAW.COM TEL: (+356) 21247785	GMCLAW.COM

LEGAL

In terms of regulation 18 of Merchant Shipping Act, Chapter 234 of the laws of Malta, Merchant Shipping (Shipping Organisations—Private Companies) Regulations, 2004, a Certificate of Registration given in respect of a company is conclusive evidence that the requirements of the Merchant Shipping (Shipping Organisations - Private Companies) Regulations and of matters precedent and incidental to it have been complied with and that the Company is duly registered as a private company in that terms;
b.
The authorized share capital of the Company is that of one thousand five hundred Euros (€1,500) divided into one thousand five hundred (1,500) ordinary shares of Euro one (€1) each. The issued share capital of the Company is that of one thousand two hundred Euros (€1,200) divided into one thousand two hundred (1,200) ordinary shares of Euro one (€1) each, out of which twenty per centum (20%) has been paid up.

In terms of the Regulations the authorized share capital of a company should not be less than that of one thousand and one hundred and sixty-four euros and sixty-nine cents (€1,164.69) which should be fully subscribed to in the Memorandum of Association of the company.
Also in terms of the Regulations, at least twenty per centum (20%) of the nominal value of each share taken up in the Memorandum of Association must be paid up on formation of the company.
The statutory requirements in relation to share capital are therefore fully observed by each of the Companies.
c.
As appears from the attached certificate of Good Standing and the search conducted at the Registry of Companies, the current director of the Company is Direct Point Limited with company registration number C46240, of 12th Floor, Standard Chartered Tower, 19 Bank Street, Cybercity, Ebene, Mauritius;

d.
As appears from clause 8 of the Company's Memorandum of Association, the legal representation of the Company is vested in any one director of the Company or in any person or persons which the Board of Directors may from time to time nominate and appoint to represent the Company for any purpose. Any one director may appoint any person whether a director or not as the Company's attorney with full power of substitution and delegation to enter into any agreement, whether by public deed or by private writing, or instrument on behalf of the Company, and to sign and execute any documents on behalf of the Company. Moreover any Power of Attorney signed and executed by any one director or by any person authorised by the Board of Directors for this purpose shall be considered as executed by the Company.

e.
As appears from the Good Standing certificate issued by the Registrar of Companies dated 21 December 2017, the Company is still constituted and registered as a limited liability company under the laws of Malta, and is in good standing as at the date of this opinion;

14718. ST. LUCIA STREEt VALLETTA VLT 1185. MALTA
INFO@GMXLAW.COM TEL: (+356) 21247785	GMCLAW.COM

LEGAL

f.
The Company is duly incorporated and validly existing in good standing under the laws of the Republic of Malta and has the power to carry on its objects as contemplated under the Memorandum and Articles of Association of the Company. Subject to the Company's Memorandum the main activity of the Company is to buy or acquire on any title, sell, operate, charter on a bareboat or on a fully equipped basis or exchange, administer and manage ships, yachts, boats and any other vessel. Subject to its Memorandum and as long as all regulatory requirements subject to Maltese legislation, if necessary, have been met the Company may inter alia guarantee and/or undertake the repayment of indebtedness of any person, corporation or firm of any kind, whether associated to or forming part of the same group as the Company or not, although not in furtherance of its corporate purpose and although not for the direct or indirect benefit of the Company, and to secure such guarantee and/or undertaking by a mortgage, charge, hypothec pledge or the creation of a security interest in or over the Company's vessels or sea-craft and/or the whole or any part of the corporate assets or property or any interest therein wherever situated, and also carry on of all ancillary financial, security and commercial activities in connection therewith;

g.
The Company has the necessary corporate power to enter into and perform its obligations under the Registration Statement and subject to clause 5.d of this opinion all necessary corporate authorities have been issued to authorise the filing of the Registration Statement with the U.S. Securities and Exchange Commission;

h.	The Subsidiary Guarantee constitutes valid and legally binding obligation of the Company enforceable in accordance with its respective terms and the Laws of Malta.
7.	Reliance
a.
This opinion is limited to the laws of Malta as at the date hereof and is given on the basis of our knowledge of that law as of that date. We do not assume any obligation to advise any person entitled to rely on this opinion of any subsequent change in, or in the interpretation of, the laws of Malta or if we become aware of any facts or circumstances that might change the opinion expressed herein after the date hereof. We express no opinion on the law of any jurisdiction other than Malta.

b.	This opinion is strictly limited to the matters stated in it and does not apply by implication or otherwise to any other matters.
c.	Seward & Kissel LLP of One Battery Park Plaza, New York, NY 10004, may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.
8.	Consent
a.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours Faithfully,

/s/ Gauci-Maistre Xynou

Gauci-Maistre Xynou

14718. ST. LUCIA STREEt VALLETTA VLT 1185. MALTA
INFO@GMXLAW.COM TEL: (+356) 21247785	GMCLAW.COM